EHHIBIT 21.1
LIST OF REGISTRANT'S SUBSIDIARIES

Subsidiaries of Registrant (All 100% owned)	Country of Organization

AGEIA Technologies LLC	United States
AGEIA Technologies Switzerland AG	Switzerland
Icera Canada ULC	Canada
Icera LLC	United States
Icera Semiconductor LLC	United States
JAH Venture Holdings, Inc.	United States
LPN Facilitator LLC	United States
NVIDIA (BVI) Holdings Limited	Virgin Islands, British
NVIDIA ARC GmbH	Germany
NVIDIA Belgium SPRL	Belgium
NVIDIA Brasil Computação Visual Limitada	Brazil
NVIDIA Development France SAS	France
NVIDIA Development UK Limited	England and Wales
NVIDIA Development, Inc.	Canada
NVIDIA Dutch B.V.	Netherlands
NVIDIA Dutch Coöperatief U.A.	Netherlands
NVIDIA FZ-LLC	United Arab Emirates
NVIDIA GK	Japan
NVIDIA GmbH	Germany
NVIDIA Graphics Holding Company	Mauritius
NVIDIA Graphics Private Limited	India
NVIDIA Helsinki Oy	Finland
NVIDIA Hong Kong Development Limited	Hong Kong
NVIDIA Hong Kong Holdings Limited	Hong Kong
NVIDIA International Holdings Inc.	United States
NVIDIA International, Inc.	Cayman Islands
NVIDIA Italy S.r.l.	Italy
NVIDIA Land Development, LLC	United States
NVIDIA Ltd.	England and Wales
NVIDIA Pty Limited	Australia
NVIDIA Semiconductor (Shenzhen) Co., Ltd.	China
NVIDIA Semiconductor Holding Company	Mauritius
NVIDIA Semiconductor R&D (Tianjin) Co., Ltd.	China
NVIDIA Semiconductor Shenzhen Holding Company	Mauritius
NVIDIA Semiconductor Technical Service (Shanghai) Co., Ltd.	China
NVIDIA Semiconductor Technology (Shanghai) Co., Ltd.	China
NVIDIA Singapore Development Pte. Ltd.	Singapore
NVIDIA Singapore Pte Ltd	Singapore
NVIDIA Technology UK Limited	England and Wales
VC Worldwide Ltd.	Virgin Islands, British